Exhibit 10.19
May 15, 2006
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 600
Boca Raton, FL 33432
Attention: Richard C. Rochon
Ladies and Gentlemen:
We understand that Coconut Palm Acquisition Corp., a Delaware corporation (“CPAC” or the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Equity Broadcasting Corporation, an Arkansas corporation (“EBC” or the “Target”), and certain shareholders of EBC, pursuant to which EBC will merge with and into CPAC with CPAC remaining as the surviving corporation (the “Transaction”). Under the terms of the Merger Agreement, the total consideration is $267.4 million.
The Transaction is subject to, among other things, the approval of the Board of Directors and shareholders of the Company.
In connection with its review and analysis of the Transaction, the Board of Directors of the Company has requested Morgan Joseph & Co. Inc. (“MJ”) to advise it and to render a written opinion (the “Opinion”) as to the fairness to the Company from a financial point of view of the consideration to be offered in the Transaction. MJ agrees to conduct such financial review of the Company and its business and operations as MJ shall deem appropriate and feasible, it being understood that MJ will have no obligation to perform any appraisal of any of the assets or liabilities of the Company or the Target. The Company agrees to provide MJ with such financial and other information concerning the Company (and the Target) as MJ may request from time to time in connection with the services performed or to be performed hereunder. The Company will also make its management and other personnel and appropriate representatives of its independent public accountants and its advisors available to MJ for discussions and consultations from time to time as MJ may request in connection with such services. In rendering the Opinion, MJ will be assuming and relying upon, without independent verification, the accuracy and completeness of the financial and other information used by it in arriving at its Opinion and it will not have any responsibility for the accuracy or completeness of such information. MJ may qualify the Opinion as it may reasonably deem appropriate.
In consideration for the services to be performed by MJ pursuant to this letter agreement, the Company agrees to pay MJ a fee of $500,000 which shall be payable upon delivery of the Opinion. In addition, MJ shall be reimbursed monthly by the Company for its reasonable out-of-pocket expenses (including legal fees and disbursements) in connection with its services hereunder. Such fees and reimbursements shall be payable irrespective of either the conclusions reached in the Opinion or the consummation of the Transaction.
Except as required by law, the Opinion rendered by MJ hereunder may not be included in any communication by the Company to its shareholders, nor may such Opinion be summarized, excerpted or otherwise used or publicly referred to without MJ’s prior written approval. In addition, MJ may not be otherwise publicly referred to in connection with the Transaction without its prior written approval.
MJ may reconsider the Opinion upon review of any disclosure document or other document, report or communication, filed, published or released by or on behalf of the Company in connection with the Transaction, or of any other information that may be disclosed or otherwise become available to MJ.
The Company agrees to indemnify Morgan Joseph and certain other entities and persons as set forth in Schedule A attached hereto and incorporated by reference into this agreement.
This letter agreement contains the entire agreement between the Company and MJ concerning the engagement of MJ by the Company, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both parties. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this letter agreement. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding has been brought in an inconvenient forum. Each of Morgan Joseph and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, suit or proceeding arising out of or relating to this letter agreement.
Please confirm that the foregoing is in accordance with your understandings and agreements with MJ by signing and returning to us the duplicate of this letter enclosed herewith.

Very truly yours, MORGAN JOSEPH & CO. INC.
By:	/s/ Roger T. Briggs, Jr.
Roger T. Briggs, Jr.
Vice Chairman

CONFIRMED AND AGREED: COCONUT PALM ACQUISITION CORP.
By:	/s/ Richard C. Rochon
Richard C. Rochon
Chairman and Chief Executive Officer